Exhibit 99.1

Media Release Contacts Sie Soheili Sie.Soheili@CapitalOne.com
Danielle Dietz Danielle.Dietz@CapitalOne.com

For Release: June 27, 2022

Capital One Announces Stress Test Results

MCLEAN, Va. (June 27, 2022) Capital One Financial Corporation (NYSE: COF) today announced the company’s Stress Capital Buffer Requirement (“SCB”), as calculated by the Federal Reserve 2022 Comprehensive Capital Analysis and Review process (“CCAR”), is 3.1 percent, effective October 1, 2022. Capital One’s previously disclosed SCB of 2.5 percent, as calculated by the Board of Governors of the Federal Reserve System 2021 CCAR process, will remain in effect through the end of the third quarter of 2022.

Capital One also posted a summary of the company’s stress test results on its website (http://www.capitalone.com). This summary shows the results of Capital One’s modeling of the Federal Reserve's severely adverse scenario. From the home page, select “About” choose “Investors” to access the Investor Center, select "Financials", and then choose “Capital One Stress Test Results” to view the current summary.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $313.4 billion in deposits and $434.2 billion in total assets as of March 31, 2022. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 100 index.

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